Exhibit 21.1

Subsidiaries of Orion Office REIT Inc.

Name	State
Orion Office REIT LP	Maryland
Orion Office REIT LP LLC	Maryland
Orion Services LLC	Maryland
Orion TRS Inc.	Maryland